Exhibit 16.1

April 13, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Calidi Biotherapeutics, Inc. included in Amendment No. 1 to the Registration Statement on Form S-4 of First Light Acquisition Group, Inc. for the event that occurred on November 23, 2022. We agree with the statements made in the section titled Changes In And Disagreements With Accountants On Accounting And Financial Disclosure in Form S-4 insofar as they relate to our Firm; we are not in a position to agree or disagree with other statements of Calidi Biotherapeutics, Inc. contained in the section titled Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, California